UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2012 (November 18, 2012)

THE SERVICEMASTER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14762	36-3858106
(State or other Jurisdiction	(Commission File Number)	(I.R.S Employer
of Incorporation)		Identification Number)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 597-1400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The ServiceMaster Company (“ServiceMaster” or the “Company”) announces that Roger A. Cregg, our Senior Vice President and Chief Financial Officer, has resigned from the Company.  The effective time for Mr. Cregg’s resignation will be the close of business on November 27, 2012 (the “Effective Date”).

ServiceMaster also announces that David W. Martin will be appointed to the role of Interim Chief Financial Officer, upon the effectiveness of Mr. Cregg’s resignation.  Pursuant to an offer letter (the “Offer Letter”), in connection with such appointment he will receive, in addition to his current salary, an additional $10,000 per month during his tenure in his interim role, and is guaranteed a minimum of $70,000 in additional salary for performing such interim duties.  Mr. Martin will also receive an increase in his bonus target under the 2012 and 2013 Annual Bonus Plans to 65% from 50% of his annual salary during his tenure in his interim role, pro-rated for the time during each plan year that he holds the office of Interim Chief Financial Officer of ServiceMaster, with a minimum incremental bonus award of $50,000 for plan year 2013.  Our Board of Directors approved the terms of the Offer Letter.  The above description of the Offer Letter is qualified in its entirety by reference to the complete terms and conditions of the Offer Letter, which we will file no later than as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2012.

David W. Martin, 48, has served as our Senior Vice President & Controller since November 2007 and our Chief Accounting Officer since November 2010 and also previously served as our Interim Chief Financial Officer from April 2011 to August 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2012	THE SERVICEMASTER COMPANY

	By:	/s/ Jed L. Norden
Jed L. Norden
Senior Vice President — Human Resources